Exhibit 19.1
PEBBLEBROOK HOTEL TRUST
October 18, 2023

TO:	All Employees, Officers, Trustees and Consultants

FROM:	Chief Executive Officer

SUBJECT:	Pebblebrook Hotel Trust Insider Trading Policy

Background
The board of trustees of Pebblebrook Hotel Trust (the “Company”) has adopted this Insider Trading Policy (this “policy”) for its trustees, officers, employees and consultants with respect to trading of the Company’s securities, as well as the securities of publicly traded companies with whom the Company has a business relationship.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of material non-public information from disclosing this information to others who may trade. Companies and their controlling persons are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”), the national securities exchanges and the Financial Industry Regulatory Authority, Inc. investigate, and are very effective at detecting, insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the Company’s Corporate Secretary, who will consult with the Company’s Insider Trading Compliance Officer and/or the Company’s outside legal counsel prior to responding to any questions. The Company’s Insider Trading Compliance Officer is named on Schedule I to the Addendum to Insider Trading Policy—Pre-clearance and Blackout Procedures.

Penalties for Noncompliance
Civil and Criminal Penalties for Traders and Tippers. Potential penalties if you violate insider trading laws include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided. You may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom you have disclosed material non-public information or to whom you have made recommendations or expressed opinions on the basis of such information as to trading in any securities, even if you do not receive any benefit from those improper transactions.
Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s trustees, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
Company Sanctions. Failure to comply with this policy may also subject you to Company-imposed sanctions and dismissal for cause (whether or not your failure to comply with this policy results in a violation of law).
Scope of Policy
Persons Covered. As a trustee, officer, employee or consultant of the Company or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this policy by any of those persons complies with this policy.
Companies Covered. The prohibition on insider trading in this policy is not limited to trading in the Company’s securities. It includes trading in the securities of other companies from which we receive material non-public information, such as those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.
Transactions Covered. Trading includes purchases and sales of common and preferred shares, derivative securities, such as put and call options, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, as follows:
•Share Option Exercises. This policy’s trading restrictions generally do not apply to the exercise of a share option. The trading restrictions do apply, however, to any sale of the underlying shares or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying shares to cover the costs of exercise.

Statement of Policy
No Trading on Material Non-Public Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material non-public information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material non-public information about that company which you obtained in the course of your employment or engagement with the Company.
No Tipping. You may not pass material non-public information on to any other person (including family members) or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same severe civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.
No Exception for Hardship. The existence of a personal financial emergency or any other circumstance does not excuse you from compliance with this policy.
Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s board of trustees has adopted an Addendum to Insider Trading Policy—Pre-clearance and Blackout Procedures that applies to trustees, officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“specified officers”), and other designated employees and consultants of the Company and its subsidiaries who have access to material non-public information relating to the Company. The Company will notify you if you are subject to the addendum.
The addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods (beginning the first day after the end of a quarter and ending after the second full business day following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K for that quarter or year, as applicable) and during event-specific blackouts. Of course, trading is always prohibited if a person is in possession of material non-public information, regardless of whether or not a blackout period is in effect. Trustees and specified officers also must pre-clear all transactions in the Company’s securities.
The Company reserves the right to initiate a blackout period at any time and may cause the blackout period to apply to officers, employees and consultants who are not identified by the addendum.
Please note that information about the initiation of a blackout period also constitutes material non-public information.
Definition of Material Non-Public Information
Note that inside information has two important elements: (1) materiality and (2) public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:
•financial results, including earnings;
•projections of future earnings or losses or other earnings guidance;
•a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;
•significant debt transactions, including debt repurchases;
•major investment banking assignments;
•proposed equity offerings;
•a change in management;
•changes in dividend policy;
•major events regarding the Company’s securities, including the declaration of a share split or the offering of debt or equity securities;
•major trading gains or losses;
•financial liquidity problems;
•actual or threatened major litigation, or the resolution of such litigation;
•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•major cybersecurity incidents; and
•important developments affecting the Company.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Non-Public Information. Non-public information is information that is not generally known or available to the public. One common misconception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered non-public until the completion of the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you may buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material non-public information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday (again, assuming you are not aware of other material non-public information at that time).

Additional Guidance and Prohibitions
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.
Prohibition on Hedging. All officers, employees and trustees of the Company are prohibited from engaging in short-term or speculative transactions in the Company’s securities or that may lead to inadvertent violations of insider-trading laws.
Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly traded Options. You may not engage in transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market.
Prohibition on Pledging. All officers, employees and trustees of the Company are prohibited from pledging the Company’s securities as collateral to secure any loan, including any margin account loans.
Standing Orders. Standing orders for the Company’s securities should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase shares at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material non-public information may result in unlawful insider trading.
Forgoing Transactions. A person may, from time to time, have to forgo a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material non-public information and even though such person believes he or she may suffer an economic loss or forgo anticipated profit by waiting.
Post-Termination Transactions
This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary if you are aware of material non-public information when your employment or service relationship terminates. You may not trade in Company securities until that information has become public or is no longer material. Moreover, subject to the other terms of this policy, if your employment is terminated while subject to a blackout period, you may not trade Company securities until that blackout period has ended.

Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation resulting in civil and possibly criminal penalties.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized officers. If you do not know whether you are authorized to speak on behalf of the Company, you must refrain from doing so and consult with the Chief Executive Officer.
Please consult the Company’s Corporate Disclosure/Regulation FD Policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.
Personal Responsibility
You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action, including dismissal for cause.
Company Assistance
Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Secretary. The Secretary will consult with the Company’s the Insider Trading Compliance Officer and/or the Company’s outside legal counsel prior to responding to any such questions. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
Certification
All employees must certify their understanding of, and intent to comply with, this policy. A copy of the certification that employees must sign is enclosed with this policy. Trustees, specified officers and certain employees and consultants are subject to the Addendum to Insider Trading Policy—Pre-clearance and Blackout Procedures. Persons who are covered by the addendum should sign the certification attached to the addendum instead of the one enclosed with this policy.
This policy is dated October 18, 2023 and supersedes any previous policy of the Company concerning insider trading.

PEBBLEBROOK HOTEL TRUST
INSIDER TRADING POLICY
CERTIFICATION
To Pebblebrook Hotel Trust:
I have received and read a copy of the Pebblebrook Hotel Trust Insider Trading Policy, dated October 18, 2023, which contains policies and rules that apply to me. I hereby agree to comply with the specific requirements of the policy in all respects during the period covered by this policy. I understand that my failure to comply in all respects with the policy is a basis for termination for cause of my employment or other service relationship with Pebblebrook Hotel Trust.

(Signature)

(Printed Name)

(Date)

Please return the signed Certification to the Company’s Secretary within 15 days of your receipt of the Insider Trading Policy.

PEBBLEBROOK HOTEL TRUST
October 18, 2023

TO:	Trustees, Specified Officers and Designated Employees and Consultants

FROM:	Chief Executive Officer

RE:	Addendum to Insider Trading Policy—Pre-clearance and Blackout Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the board of trustees of Pebblebrook Hotel Trust (the “Company”) has adopted this Addendum to Insider Trading Policy—Pre-clearance and Blackout Procedures (this “addendum”). This addendum applies to (i) the Company’s trustees, (ii) the Company’s officers subject to Section 16 of the Exchange Act (“specified officers”) and (iii) certain designated employees and consultants of the Company who have access to material non-public information about the Company (“covered persons”). The names of the Company’s trustees and specified officers are listed on Schedule I attached hereto. The names and/or positions of covered persons who are also subject to this addendum are listed on Schedule II attached hereto. The Company may from time to time designate other individuals or positions that are subject to this addendum and will amend Schedules I and II from time to time as necessary to reflect such changes or the resignation or change of status of any individual.
This addendum is in addition to and supplements the Company’s Insider Trading Policy.
Pre-clearance Procedures
The Company’s trustees and specified officers are covered by the following pre-clearance procedures.

Trustees and specified officers, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including, but not limited to, a share plan transaction such as an option exercise, a gift, a contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Insider Trading Compliance Officer (the “compliance officer”). A request for pre-clearance should be submitted to the Company’s Secretary, who will forward such request to the compliance officer, at least two business days in advance of the proposed transaction. In connection with such pre-clearance, the compliance officer shall require, prior to the transaction, that such person aver (in writing, whether in hard copy or by email, substantially in the form of Schedule III attached hereto) that such person (a) is not in possession of any material non-public information and (b) is in compliance with the Company’s Insider Trading Policy. The compliance officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The compliance officer himself or herself may not trade in Company securities unless the Chief Executive Officer has approved the trade(s) in accordance with the procedures set forth in this addendum.
Blackout Procedures
All trustees, specified officers and covered persons are subject to the following blackout procedures.
Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material non-public information, you may not trade in the Company’s securities during the period beginning the first day after the end of a quarter and ending after the second full business day following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K for that quarter or year, as applicable. Persons subject to these quarterly blackout periods include the persons currently listed on Schedules I and II attached to this addendum and all other persons who are informed by the compliance officer (or by the Secretary acting at the direction of the compliance officer) that they are subject to the quarterly blackout periods.
Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and given time to have been fully absorbed by the market.
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From time to time, an event may occur that is material to the Company and is known by only a few trustees or executives. So long as the event remains material and non-public, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the compliance officer (or the Secretary acting at the direction of the compliance officer) will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the event-specific blackout to any other person. The failure of the compliance officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.
Trustees and specified officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material non-public information about the Company.
Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during the quarterly blackout period. Hardship exceptions may be granted only by the compliance officer (or the Chief Executive Officer in the event the compliance officer requests such an exception) in rare circumstances and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the compliance officer (or the Chief Executive Officer, as the case may be) concludes that the Company’s earnings information for the applicable quarter does not constitute material non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.
Exception for Approved Rule 10b5-1 Plans
Notwithstanding the foregoing prohibitions in this policy, trustees, specified officers and covered persons may engage in market transactions involving the Company’s securities while in possession of material non-public information about the Company or inside any blackout period if any such transaction is made pursuant to a pre-approved plan for transactions in Company securities that meets the conditions specified in Rule 10b5-1 promulgated under the Exchange Act (a “Rule 10b5-1 Plan”).
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Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A Rule 10b5-1 Plan must specify in advance (including by formula) the amount, pricing and timing of transactions. No Rule 10b5-1 Plan may be entered into during a blackout period or when the person entering into the plan is in possession of material non-public information. Once you have entered into a Rule 10b5-1 Plan, you must not alter or deviate from the plan or cause any alteration or deviation from the plan to occur. Adoption of a Rule 10b5-1 Plan does not relieve a person of the obligation to comply with other relevant securities laws, including Section 16.
A proposed Rule 10b5-1 Plan (or any amendment to an existing Rule 10b5-1 Plan) must be approved in advance in writing by the compliance officer. Any proposed Rule 10b5-1 Plan for the compliance officer must be approved in advance in writing by the Chair of the Nominating and Corporate Governance Committee and the Chief Executive Officer. Any proposed Rule 10b5-1 Plan (or any proposed amendment to a Rule 10b5-1 Plan) must be submitted for pre-approval at least five business days prior to execution. In addition, any trustee, specified officer or covered person considering terminating a Rule 10b5-1 Plan must notify the compliance officer at least five business days prior to terminating the Rule 10b5-1 Plan.
It is the Company’s policy that (i) a Rule 10b5-1 Plan must meet all applicable rules and regulations, including the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act; (ii) a Rule 10b5-1 Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or any securities laws; and (iii) a trustee, specified officer or covered person that adopts a Rule 10b5-1 Plan must at all times act in good faith with respect to the plan.
Additional Information for Section 16 Reporting Persons
The Company’s trustees and specified officers and other designated personnel must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 reporting persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material non-public information at the time they traded. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the receipt of shares under the Company’s employee share purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no Section 16 reporting person may ever make a short sale of the Company’s shares. The Company has provided, or will provide, separate memoranda and/or other appropriate information to its trustees and specified officers and other designated personnel regarding compliance with Section 16 and its related rules.
Post-Termination Transactions
If you are aware of material non-public information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.
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Company Assistance
Your compliance with this addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the Corporate Secretary, who will consult with the compliance officer and/or the Company’s outside legal counsel prior to responding to any such questions.
Certification
All trustees, officers and other employees and consultants subject to the procedures set forth in this addendum must certify their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this addendum on the form attached to this addendum.

This addendum is dated October 18, 2023 and supersedes any previous addendum of the Company’s insider trading policy.
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PEBBLEBROOK HOTEL TRUST
ADDENDUM TO INSIDER TRADING POLICY —
PRE-CLEARANCE AND BLACKOUT PROCEDURES
CERTIFICATION
To Pebblebrook Hotel Trust:
I have received and read a copy of the Pebblebrook Hotel Trust Insider Trading Policy dated October 18, 2023 and the Addendum to Insider Trading Policy—Pre-clearance and Blackout Procedures dated October 18, 2023. I hereby agree to comply with the specific requirements of the policy and the addendum in all respects during the period covered by this policy. I understand that my failure to comply in all respects with the policy and the addendum is a basis for termination for cause of my employment or other service relationship with Pebblebrook Hotel Trust.

(Signature)

(Printed Name)

(Date)

Please return the signed Certification to the Company’s Secretary within 15 days of your receipt of the Insider Trading Policy and Addendum.

Schedule I
Section 16 Reporting Persons

Jon E. Bortz	Chairman and Chief Executive Officer
Raymond D. Martz*	Co-President, Chief Financial Officer, Treasurer and Secretary
Thomas C. Fisher	Co-President and Chief Investment Officer
Cydney C. Donnell	Trustee
Ron E. Jackson	Trustee
Phillip M. Miller	Trustee
Michael J. Schall	Trustee
Bonny W. Simi	Trustee
Earl E. Webb	Trustee

* This individual has been designated as the Insider Trading Compliance Officer.

Schedule II
Covered Persons
Each assistant to any of the Officers listed on Schedule I.

Every employee in the Finance Department.
Every employee in the Accounting Department having a title higher than Manager.

Other persons when so informed, as determined at any time by the Chief Executive Officer, the Insider Trading Compliance Officer or the Board.

Schedule III
Form of Certification

To:    Insider Trading Compliance Officer
    Pebblebrook Hotel Trust
I have received and read a copy of the Pebblebrook Hotel Trust Insider Trading Policy dated October 18, 2023 and the Addendum to Insider Trading Policy dated October 18, 2023. My proposed trade in Pebblebrook Hotel Trust securities is in compliance with the policy and the addendum. In particular, I am not in possession of any material non-public information (as defined in the policy).

(Signature)

(Printed Name)

(Date)

Please return the signed Certification to the Company’s Secretary at least two business days prior to the proposed transaction.